RYAN'S FAMILY STEAK HOUSES, INC.
                REPORTS MAY SALES INFORMATION

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Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 4-week period  ended
May 31, 2000 ("May") decreased by 0.2%.  Details follow:

                                        May 2000
                                      (Unaudited)

  Total sales                       $55,660,000
  Increase from prior year                +3.0%

  Average unit sales:
  Same-store (open at least 18 mos.)      -0.2%
  All-store (all Ryan's units)            -0.7%

At May 31, 2000, the Company owned and operated 293 Ryan's.

The Company's next accounting period consists of 4 weeks, ending on June 28, 2000.